UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2019

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11 Keewaydin Drive, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	SXI	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Standex International Corporation

ITEM 5.02     DEPARTING DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS TO CERTAIN OFFICERS

(a)     Standex International Corporation (the “Company”) announced on August 8, 2019 that Thomas DeByle will be promoted from his current role as Chief Financial Officer of the Company to the newly created role of Chief Operating Officer effective September 9, 2019. Mr. DeByle has served as Standex’s Chief Financial Officer since joining the company in 2008. Prior to that, he held senior level financial management positions at diversified industrial manufacturing companies including Ingersoll Rand, Actuant Corporation and Johnson Controls.

(b)     On August 8, 2019, the Company also announced that, effective September 9, 2019, Mr. DeByle will be succeeded as Chief Financial Officer by Ademir Sarcevic. Mr. Sarcevic will be joining Standex from Pentair plc where he currently serves as Senior Vice President and Chief Accounting Officer (2018-present) and prior to that as Chief Financial Officer for the Pentair Valves and Controls segment (2016-2017) and Vice President-Corporate Audit (2012-216). Prior to joining Pentair in 2012, he worked in several controllership and audit roles at Eisai Inc. and Tyco International which merged with Pentair in 2012. Mr. Sarcevic earned a Master of International Management in Finance from the Thunderbird School of Global Management at Arizona State University as well as a Bachelor of Science in Finance and International Business from the University of Bridgeport.

There are no arrangements or understandings between Mr. Sarcevic and any other person(s) pursuant to which he is serving as Chief Financial Officer of the Company. Mr. Sarcevic has entered into an employment agreement (the “Employment Agreement”) with the Company dated August 2, 2019 that contemplates commencement of his employment on or about September 9, 2019 (the date of such commencement being the “Effective Date”) and that provides for the following compensatory arrangements:

a.

Mr. Sarcevic will receive an annual base salary of $415,000. He will participate in the Company’s annual incentive bonus program, with a target bonus equal to 60% of base salary, and in the Company’s Long-Term Incentive Plan, with a target long-term incentive amount equal to 150% of base salary. Currently, under the Long-Term Incentive Plan, 50% of the target incentive amount is awarded in time-based restricted stock that cliff vests after three years, and 50% is in the form of performance share units which are convertible into a number of shares of Company stock dependent upon the Company’s performance relative to pre-established financial performance goals over a three-year performance period.

b.

For fiscal 2020, Mr. Sarcevic’s annual incentive bonus and long-term incentive awards will not be pro-rated for the portion of fiscal year commencing with his employment and will be determined as if he had commenced his employment at the July 1st commencement of the fiscal year.

c.

Mr. Sarcevic will receive a one-time signing bonus within 30 days of the Effective Date in the amount of $200,000. This signing bonus is subject to repayment in its entirety if Mr. Sarcevic’s employment is terminated either voluntarily by him or by the Company for material breach (as set forth in the Agreement) within two years of the Effective Date.

d.

On the Effective Date, Mr. Sarcevic will receive a separate restricted stock grant in the amount of $540,000, valued based on the closing price of the Company stock on the Effective Date. The grant will vest in two installments: (i) 63% will vest on the first anniversary of the Effective Date; and (ii) 37% will vest on the second anniversary of the Effective Date.

A copy of the Employment Agreement between Mr. Sarcevic and the Company is attached hereto as Exhibit 10.1 and the foregoing summary is qualified in its entirety by reference to the Employment Agreement.

In connection with his appointment as Chief Financial Officer, Mr. Sarcevic and the Company will execute the Company’s standard form of officer and director indemnification agreement that provides, among other things, that the Company will indemnify and hold Mr. Sarcevic harmless for losses and expenses resulting from claims arising out of, or related to, the fact that he is or was an executive officer of the Company. The form of indemnification agreement has been previously filed with the Securities and Exchange Commission (File No. 1-07233) as Exhibit 10 to Form 8-K filed on May 5, 2008.

Mr. Sarcevic does not have any family relationships with any director or executive officer of the Company. Other than Mr. Sarcevic’s employment agreement which has been disclosed above, Mr. Sarcevic is not a party to any transactions which require disclosure under Item 404(a) of Regulation S-K.

ITEM 9.01     FINANCIAL STATEMENT AND EXHIBITS

(c)	Exhibits

10.1	Employment Agreement between the Company and Ademir Sarcevic to be effective September 9, 2019.
99.1	Press Release dated August 8, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

/s/ Thomas D. DeByle
Thomas D. DeByle Chief Financial Officer

Date: August 8, 2019

Signing on behalf of the registrant and as principal financial officer